UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	95-4318554
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	The Nasdaq Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 8-A/A is filed by Gentherm Incorporated (the “Company”) to reflect the expiration of the Company’s preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on January 27, 2009.

Item 1.	Description of Registrant’s Securities to be Registered.

On March 5, 2018, the Company entered into Amendment No. 2 to Rights Agreement (the “Amendment”), by and between the Company and Computershare Trust Company, N.A. (the “Rights Agent”), which further amended the Rights Agreement, dated as of January 26, 2009, between the Company and the Rights Agent (as amended, the “Rights Agreement”).

The Amendment accelerated the expiration of the Rights issued pursuant to the Rights Agreement from 5:00 p.m. on January 26, 2019 to 5:00 p.m. on March 5, 2018, and therefore had the effect of terminating the Rights Agreement as of such date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing summary of the Amendment is qualified in its entirety by reference to the Amendment attached hereto as Exhibit 4.3 and incorporated herein by reference.

Item 2.	Exhibits.

3.1	Certified Resolution of the Board of Directors of Amerigon Incorporated Establishing and Designating the Relative Rights and Preferences of the Series B Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 27, 2009).

4.1	Rights Agreement, dated as of January 26, 2009, by and between Amerigon Incorporated and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 27, 2009).

4.2	Amendment No. 1 to Rights Agreement, dated as of March 30, 2011, by and between Gentherm Incorporated and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 31, 2011).

4.3	Amendment No. 2 to Rights Agreement, dated as of March 5, 2018, by and between Gentherm Incorporated and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on March 5, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENTHERM INCORPORATED

By:	/s/ Kenneth J. Phillips
Name:	Kenneth J. Phillips
Title:	Vice President

Date: March 5, 2018